Exhibit 10.2

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of December 15, 2008, by and between Potlatch Land & Lumber, LLC, a Delaware limited liability company (“Potlatch”), and Clearwater Paper Corporation, a Delaware corporation (formerly named Potlatch Forest Products Corporation) (“Clearwater”) (each, a “Party,” and together, the “Parties”).

RECITALS:

WHEREAS, Potlatch Corporation and Clearwater have entered into that certain Separation and Distribution Agreement, dated as of December 15, 2008 (the “Separation and Distribution Agreement”), pursuant to which and subject to the terms and conditions set forth therein, the Retained Business and the Pulp-Based Business shall be separated into two independent companies (the “Separation”), and the Clearwater Common Stock shall thereafter be distributed on a pro rata basis to Potlatch Corporation’s shareholders (capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Separation and Distribution Agreement); and

WHEREAS, in order to facilitate the Separation, the Parties have agreed that certain shared services and certain common uses of facilities and equipment should continue for a transitional period after the Effective Time.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties hereby agree as follows:

1. Description of Transition Services.

(a) Potlatch shall (or shall cause its applicable Affiliate, as necessary, to), subject to the terms and provisions of this Agreement (including Exhibit A):

(i) provide Clearwater (or its Affiliate, as applicable) with general services of a financial, technical, commercial, administrative or advisory nature as set forth on Exhibit A (the “Potlatch Services”);

(ii) where applicable, assist Clearwater (or its Affiliate, as applicable) in the efficient transfer of each of the Potlatch Services, including training of the personnel primarily responsible for each of the Potlatch Services going forward; and

(iii) render such other specific services as may be from time to time reasonably requested, within the scope of the services set forth on Exhibit A or, if such additional services are not contemplated by Exhibit A, at its discretion and its reasonable ability to supply such additional services at the time of such request.

Unless otherwise specifically provided on Exhibit A, Potlatch will provide each of the Potlatch Services until the date that is 18 months after the Distribution Date. Clearwater may, at its option, upon no less than 30 days’ prior written notice (or such other period as the Parties may mutually agree), direct Potlatch to no longer provide all or any category or portion of the Potlatch Services.

(b) Clearwater shall (or shall cause its applicable Affiliate, as necessary, to), subject to the terms and provisions of this Agreement (including Exhibit B):

(i) provide Potlatch (or its Affiliate, as applicable) with general services of a financial, technical, commercial, administrative or advisory nature as set forth on Exhibit B (the “Clearwater Services,” and together with the Potlatch Services, the “Transition Services”);

(ii) where applicable, assist Potlatch (or its Affiliate, as applicable) in the efficient transfer of each of the provided Clearwater Services, including training of the personnel primarily responsible for each of the Clearwater Services going forward; and

(iii) render such other specific services as may be from time to time reasonably requested, within the scope of the services set forth on Exhibit B or, if such additional services are not contemplated by Exhibit B, at its discretion and its reasonable ability to supply such additional services at the time of such request.

Unless otherwise specifically provided on Exhibit B, Clearwater will provide each of the Clearwater Services until the date that is 18 months after the Distribution Date. Potlatch may, at its option, upon no less than 30 days’ prior written notice (or such other period as the Parties may mutually agree), direct Clearwater to no longer provide all or any category or portion of the Clearwater Services.

2. Consideration for Services. Each Party receiving the services (the “Receiving Party”) shall pay the Party providing the services (the “Performing Party”) in accordance with this Section 2, and each Performing Party shall accept as consideration for the services rendered hereunder, the following service charges:

(a) for the Transition Services rendered pursuant to Section 1(a)(i) and Section 1(b)(i), the Receiving Party will be charged the fees set forth on Exhibit A or Exhibit B, as applicable; and

(b) for any additional services rendered pursuant to Section 1(a)(iii) and Section 1(b)(iii), the Receiving Party will be charged certain fees to be negotiated and agreed to in good faith by the Parties at the time such services are requested.

The monthly and hourly fees set forth on Exhibit A and Exhibit B will be equitably adjusted, as mutually agreed upon by the parties in writing, throughout the term of the Agreement as necessary to reflect any increase or decrease in services or other appropriate adjustment.

3. Terms of Payment. Each Performing Party shall submit in writing an invoice covering its charges for services it renders hereunder. Such invoice shall be submitted on a monthly basis and shall contain a summary description of the charges and services rendered. Payment shall be made no later than 30 days after the invoice date.

4. Method of Payment. All amounts payable for services shall be remitted in U.S. dollars to a bank to be designated in the invoice or otherwise in writing, unless otherwise provided for and agreed upon in writing by the Parties. Detailed billing information will be provided upon request.

5. WARRANTIES. THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES OR GUARANTIES AND THERE ARE NO IMPLIED WARRANTIES OR GUARANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE.

6. Indemnity. Each Party shall indemnify, defend and hold harmless the other Party and its Affiliates, directors, officers, employees and agents, and each of the successors and assigns of any of the foregoing, from and against any and all Third Party Claims relating to, arising out of or resulting from gross negligence or willful misconduct of such Party in the performance of its obligations hereunder, or breach of this Agreement, other than to the extent such Third Party Claims are attributable to the gross negligence, negligence, willful misconduct or breach of this Agreement by any Person so indemnified.

7. Limitation on Liability.

(a) In no event shall either Party have any liability, whether based on contract, tort (including, without limitation, negligence), warranty or any other legal or equitable grounds, for any punitive, consequential, special, indirect loss or damage suffered by the other Party arising from or related to this Agreement, including without limitation, loss of data, profits (excluding profits under this Agreement), interest or revenue, or use or interruption of business, even if such Party is advised of the possibility of such losses or damages.

(b) In no event shall a Party be liable for the acts or omissions of third party providers of equipment or services.

(c) In no event will a Party’s liability, whether based on contract, tort (including without limitation, negligence), warranty or any other legal or equitable grounds, exceed in the aggregate the amount of fees paid or owed to such Party for services provided pursuant to this Agreement for the six month period prior to the date the claim giving rise to such liability occurred or, if six months has not elapsed between the Effective Time and the date giving rise to such liability, then the amount of aggregate monthly fees set forth on Exhibit A or Exhibit B, as applicable, multiplied by six; provided, however, that in either case such fees shall exclude any amounts paid or to be paid to third party providers for equipment or services.

(d) The limitations set forth in Section 7(c) above shall not apply to liabilities which may arise as the result of (i) willful misconduct or gross negligence of a Party or its Affiliates; (ii) indemnity obligations pursuant to Section 6; (iii) the other party’s breach of the confidentiality obligations set forth in this Agreement; (iv) amounts inadvertently overpaid by either Party, or (v) amounts for charges otherwise due and payable under this Agreement.

8. Termination.

(a) This Agreement shall terminate on June 16, 2010, but may be terminated earlier in accordance with the following:

(i) upon the mutual written agreement of the Parties;

(ii) by either Party for material breach of any of the terms hereof by the other Party if the breach is not cured within 30 calendar days after written notice of breach is delivered to the defaulting Party; or

(iii) by either Party upon written notice to the other Party if the other Party shall become insolvent or shall make an assignment for the benefit of creditors, or shall be placed in receivership, reorganization, liquidation or bankruptcy.

(b) Upon any termination, each Party shall be compensated for all Transition Services performed to the date of termination in accordance with the provisions of this Agreement.

(c) In the event of a termination and upon expiration of this Agreement (or one or more of the services), the Performing Party shall be entitled to the payment or reimbursement of, and the Receiving Party shall pay and reimburse the Performing Party within 30 days of such termination or expiration for all amounts due to the Performing Party under this Agreement, including amounts incurred in connection with the provision of services through the date of such termination or expiration that are not yet due and payable to the Performing Party under this Agreement. Upon termination by the Receiving Party of any service(s) hereunder pursuant to the last sentence of Section 1(a) or the last sentence of Section 1(b), as applicable, the Receiving Party shall reimburse the Performing Party for any and all costs and expenses accruing after such termination and incurred by the Performing Party as a result of the provision of the service(s) (e.g., additional license fees).

9. Performance of Transition Services. The Performing Party shall perform its duties and discharge its obligations under this Agreement in a commercially reasonable manner based upon its current practices (including the software and equipment utilized by the Performing Party) in providing analogous services for itself or its Affiliates as of the Effective Time (or prior practices in the absence of a current practice) and in accordance with any service levels and performance obligations specified in the applicable section of Exhibit A or Exhibit B, as applicable. This obligation is subject to the following conditions:

(a) The Performing Party shall not be required to perform any service in a manner that would constitute a violation of applicable law;

(b) The Performing Party shall not be required to perform any service for the benefit of any Person other than the Receiving Party and its Affiliates;

(c) Except as set forth in Exhibit A or Exhibit B, as applicable, the Performing Party shall not be obligated to (i) hire or train additional employees, (ii) purchase, lease or license any additional equipment or software (iii) use or make available to the Receiving Party any upgrades, improvements or other changes in the equipment or software used by the Performing Party to the extent that the Performing Party would incur additional cost or expense not advanced by the

Receiving Party in doing so, or (iv) pay any cost related to the transfer or conversion of information to the Receiving Party upon termination of the services;

(d) Except as set forth in Exhibit A or Exhibit B, the Performing Party shall be solely responsible for maintaining, during the applicable service period, equipment, software, licenses, personnel, facilities and other resources reasonably necessary for its provision of the services for which it is responsible that are substantially equivalent to those resources that were available to the Performing Party at the Effective Time;

(e) The Receiving Party shall, and shall cause its applicable Affiliates to, make available on a timely basis to the Performing Party and to any third party provider, (i) information reasonably requested by such Person to enable the performance of services, and (ii) reasonable access to the premises of the Receiving Party and such Affiliates and the systems, software and networks located therein, to the extent necessary for the purpose of providing the services; and

(f) The Receiving Party shall use commercially reasonable efforts to reduce or eliminate its dependency on each service as soon as is reasonably practicable.

10. Independent Contractor. Each Performing Party is providing services pursuant to this Agreement as an independent contractor and the Parties hereby acknowledge that they do not intend to create a joint venture, partnership or any other type of agency between them.

11. Confidentiality. Each Party shall keep confidential, and use reasonable efforts to cause its Affiliates and each of their respective officers, directors, employees, agents and advisors to keep confidential, all information relating to the other Party, and its respective subsidiaries and businesses obtained in connection with the provision or receipt of services under or pursuant to this Agreement, all in accordance with, and subject to the terms of the confidentiality provisions of the Separation and Distribution Agreement. Nothing in this Section 11 shall be construed to prevent the Receiving Party from disclosing information relating to this Agreement or the services provided to the Receiving Party upon receipt of the written consent of the Performing Party, which consent will not be unreasonably withheld or delayed, to the extent that such disclosure is required to permit the Receiving Party to arrange for the provision of such services after the termination of this Agreement.

12. Ownership of Information. Any information owned by one Party or any of its Affiliates that is provided to another Party or any of its Affiliates pursuant to this Agreement shall remain the property of the providing Party. Except to the extent necessary for the Performing Party or any of its Affiliates to provide services to the Receiving Party or any of its Affiliates under this Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information. Furthermore, each Receiving Party acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any intellectual property that is owned or licensed by any Performing Party, by reason of the provision of the services provided hereunder. No Receiving Party will remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by any Performing Party, and each Receiving Party shall reproduce any such notices on any and all copies thereof. No Receiving Party will attempt to decompile, translate, reverse engineer or make excessive copies of any intellectual property owned or licensed by any Performing Party, and each Receiving Party shall promptly notify such Performing Party of any such attempt of which it becomes aware.

13. Records. Each Performing Party shall maintain and retain records related to the provision of its services under this Agreement consistent with its policies regarding its own retention of records. As needed from time to time during the period in which services are provided, and upon termination of the provision of any service, the Parties agree to provide each other with records related to the provision of the services under this Agreement to the extent that (i) such records exist in the ordinary course of business, (ii) the Party providing such records is reimbursed for any costs related to supplying such records, and (iii) such records are reasonably necessary for the requesting Party to comply with its obligations under this Agreement or applicable law.

14. Amendment; Waiver. This Agreement may be modified or amended only by the agreement of the Parties hereto in writing, duly executed by the authorized representatives of each Party. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

15. Force Majeure. Any delays in or failure of performance by any Party hereto, other than the payment of money, shall not constitute a default hereunder if and to the extent such delays or failures of performance are caused by occurrences beyond the reasonable control of such Party, including, but not limited to: acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any order or request of any governmental authority; acts of war; riots or strikes or other concerted acts of personnel; or any causes, whether or not of the same class or kind as those specifically named above, which are not within the reasonable control of such Party, and which by the exercise of reasonable diligence, such Party is unable to prevent.

16. Assignment. This Agreement shall not be assignable by either Party hereto without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld. When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the assignee.

17. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission or mailed by registered or certified mail (return receipt requested) to the Party at the following address for each Party (or at such other address for a Party as shall be specified by like notice to the other Party):

If to Potlatch, to:

Potlatch Land & Lumber, LLC

601 W. First Avenue, Suite 1600

Spokane, WA 99201

Facsimile: (509) 835-1561

Attention: General Counsel

If to Clearwater, to:

Clearwater Paper Corporation

601 W. Riverside Avenue, Suite 1100

Spokane, WA 99201

Facsimile: (509) 342-2570

Attention: General Counsel

18. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington.

19. No Third Party Beneficiaries. Except as set forth in Section 6, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties, and their respective successors and permitted assigns, any rights or remedies of any nature whatsoever under or by virtue of this Agreement.

20. Responsible Parties. Each Party shall be responsible for its Affiliates’ compliance with the terms and conditions of this Agreement.

21. Dispute Resolution. All disputes arising between the Parties relating to this Agreement shall be handled in accordance with Article 11 of the Separation and Distribution Agreement.

22. Severability. The Parties agree that (i) the provisions of this Agreement shall be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (ii) any such invalid, void or otherwise unenforceable provisions shall be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (iii) the remaining provisions shall remain valid and enforceable to the fullest extent permitted by applicable law.

23. Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

POTLATCH LAND & LUMBER, LLC,
a Delaware limited liability company

By:	/s/ Michael J. Covey
Name:	Michael J. Covey

CLEARWATER PAPER CORPORATION,
a Delaware corporation

By:	/s/ Gordon L. Jones
Name:	Gordon L. Jones

Signature Page to Transition Services Agreement

EXHIBIT A

SERVICES TO BE RENDERED BY POTLATCH

Tax Services

Potlatch will provide tax compliance services to Clearwater relative to the preparation of federal and state income tax returns, sales and use tax returns, and property tax reporting. Potlatch will provide assistance on tax planning issues relating to U.S. federal income, excise, state and local income, franchise, property and sales tax matters. Potlatch will, as requested by Clearwater, prepare the Clearwater monthly and year end financial tax accruals including financial reporting disclosures.

Tax services will be provided to Clearwater at a cost of $13,000 per month and will be available for up to 18 months after the Distribution Date except in relation to audits of returns prepared by Potlatch on behalf of Clearwater, in which case the parties will agree in advance on the period to be covered and the amount of involvement by Potlatch.

Internal Audit Services

Potlatch will provide internal audit services to Clearwater consisting of (i) year-end audit work; (ii) information systems audit work; and (iii) financial and operational audit work. Other Internal Audit related services may be performed on an as needed basis. These services will be provided at a cost of $27,000 per month.

Resource Accounting Services

Potlatch will provide accounting and transaction processing support for Clearwater for its Lewiston Lumber and pulp and paperboard operations in Lewiston and Arkansas. The accounting services will include processing of log and fiber purchases through the fiber system and month-end accounting including reporting. The services will be provided to at a cost of $5,000 per month.

Corporate Reporting Services

Potlatch will provide certain corporate-level accounting and consolidation services during the transition period. The services will consist primarily of the preparation and review of journal entries and supporting information, consolidation of financial statements and reports, and general training during the transition period. In addition, Potlatch will provide assistance related to the preparation of external financial reports, such as earnings releases, quarterly reports on Form 10-Q, the annual report on Form 10-K and Form 11-K reports. These services will be provided at a cost of $13,000 per month.

Human Resources

Potlatch will assist Clearwater with administration services related to the following matters:

•

Health and Welfare Benefit Plans, including Health Care Plans, Prescription Drug, Dental and Vision; Stop-loss Insurance and COBRA, and Life Insurance contracted through MetLife Insurance Company and retiree drug subsidy benefits;

•	Incentive Compensation, including short term cash awards and long term incentive awards in the form of performance shares, stock options and restricted stock units;

•	Retirement Plans, including defined benefit qualified retirement plans provided to Clearwater employees, and supplemental retirement plans provided to certain eligible employees;

•	401(k) Savings Plans;

•	Miscellaneous human resource services as follows;

•	relocation program services, educational assistance and disability program services; and

•	salaried job descriptions and evaluation and maintenance of pay grades, salary and compensation planning.

These services will be provided at a cost of $33,000 per month.

Resource Timber Sales Services

Potlatch will provide paid-as-cut (PAC) timber sales services to Clearwater as follows:

•	PAC Timber Sale harvest contracting and administration, including logging operations pricing, scheduling and timber sale administration;

•	Scaling of PAC timber, including check scale services and scaling office administration with the State of Idaho; and

•	Accounting for PAC timber, including the administration of receipt and settlement of PAC stumpage and contractor payments.

Clearwater shall terminate its use of these services as promptly as commercially reasonable.

These services will be provided at a cost of $5,000 per month.

Technology Services

Potlatch will provide the following technology services (the “Potlatch Technology Services”) in a manner that is consistent with the performance of such services in support of the Pulp-Based Business immediately prior to the Distribution Date:

Application Support: Potlatch shall provide technical support of the applications listed below (the “Clearwater Applications”) as necessary to maintain systems performance, functionality,

and stability of these applications. Such support shall include assisting end users with questions about system functionality, data, and reporting, and be provided at the costs set forth below. Potlatch personnel will also act as the liaison between Potlatch, Clearwater and software vendors or consultants with respect to the Clearwater Applications and equipment described below.

Application Support for the following Clearwater Applications	Service Fee
Baywood – Wood Settlement	$5400 per month
Cognos Financial Reporting	$700 per month
Email – Microsoft Exchange	$2625 per month
Logility – Transportation	$2700 per month
LumberTrack for Clearwater Lumber mill	$2200 per month
Reporting software (Crystal Reports, SQL services)	$75/hr per resource

Technical Infrastructure Support: Potlatch shall be responsible for monitoring and managing the infrastructure components listed below (the “Infrastructure Components”) as well as the hardware, operating systems, middleware, software and administrative tools that support such Infrastructure Components.

This support also includes the management of required services to support this infrastructure such as VMWare virtualization software, Windows Server 2003, Active Directory, Domain Name System, Windows Update System (WSUS), Live Communicator, and Sharepoint services. Security Services include the monitoring and management of Symantec firewall, Password synchronization, PGP encryption, and the Iprism Internet filter. These services will be provided at the costs set forth below.

Infrastructure Support:	Service Fee
Windows Services (Active Directory, Windows Update Services, Sharepoint, Live Communicator, Domain Name System)	$5250 per month
Server hardware and VMWare OS support	$5425 per month
Telecommunication – WAN, Voice, VPN	$7875 per month
IS Security services (Symantec firewall, Password synchronization, PGP encryption, Iprism Internet filter)	$6000 per month
Rightfax server for faxing	$75/hr per resource

Telecommunication Services: Potlatch shall be responsible for the operation, administration and management of the Network, including network engineering, network connectivity and operations and voice communications. For purposes of this Exhibit A, “Network” means the equipment, software, telecommunications facilities, lines, interconnect devices, wiring, cabling and fiber that are used to create, connect and transmit data, voice and video signals between: (i) Clearwater’s LANs; and (ii) Clearwater facilities and non-Clearwater locations that do business with Clearwater and for which Clearwater is responsible for providing connectivity (each a “Network Location”). The Network commences with and includes WAN interconnect equipment (e.g., router, CSU/DSU, dial-up services at a Network Location and ends with and includes the WAN interconnect equipment at another Network Location; provided that, with respect to voice communications services, the Network extends to and includes IP telephony at Clearwater’s facilities. The Network does not include Clearwater’s LANs.

General Maintenance and Staff Support: Potlatch shall perform maintenance, software and firmware upgrades to the Clearwater Applications and Infrastructure Components as necessary to address security issues or upgrades required under maintenance agreements for such Clearwater Applications and Infrastructure Components. These services will be provided at a cost of $75 per hour.

Training and Documentation Support: Potlatch will provide training for the applications and equipment associated with the Potlatch Technology Services to the extent necessary to allow Clearwater to transition to a stand-alone technology infrastructure. These services will be provided at a cost of $75 per hour.

Implied Services: The parties understand and agree that the Potlatch Technology Services are being provided to maintain the technology infrastructure that supported the Pulp-Based Business in substantially the same manner as such infrastructure was maintained immediately prior to the Distribution Date to the extent necessary to allow Clearwater to transition to a stand-alone technology infrastructure that will support the Pulp-Based Business. To the extent the description of Services set forth in this Exhibit A does not address a particular circumstance or is otherwise unclear or ambiguous, the scope of the Potlatch Technology Services shall be interpreted and construed so as to give full effect to the above referenced service descriptions.

Additional Services: Clearwater may submit to Potlatch a written request for services not contemplated or described in this Exhibit A (the “Additional Potlatch IT Services”), together with specifications reasonably sufficient to allow Potlatch to determine the estimated cost and timeline for completing such additional services. To the extent that Potlatch, in its sole discretion and election, agrees to provide the Additional Potlatch IT Services, Potlatch will prepare and deliver to Clearwater, a written estimate of the cost of such service and the timing for completion within a reasonable period of time. Clearwater shall notify Potlatch in writing if Clearwater desires to have Potlatch proceed with providing the Additional Potlatch IT Services. These services will be provided at a cost of $75 per hour.

If Potlatch, in its reasonable but sole discretion, determines that Potlatch requires the assistance of a third-party to perform any Additional Potlatch IT Services, Potlatch shall engage such third-party and Clearwater shall pay the fees, costs and expenses charged by such third-party (including reasonable travel and living expenses).

Clearwater understands and agrees that in the course of performing services hereunder, Potlatch shall not use any Potlatch-licensed software on Clearwater’s behalf or for Clearwater’s benefit. Clearwater is solely responsible for acquiring licenses to the software applications listed above. To the extent any approval, authorization or permission is required to grant Potlatch the rights necessary to perform the services described in this Exhibit A, Clearwater shall be solely responsible for securing such rights.

Notwithstanding the last sentence of Section 1(a) of the Agreement, Clearwater may elect to terminate the Potlatch Technology Services, in whole or in part, upon at least ninety (90) days’ prior written notice to Potlatch.

At all times during the term of this Agreement, Potlatch shall comply with Clearwater’s Corporate Security, Computer Security and Global Information Technology Standards (collectively, the “Standards”), as they may be amended or modified by Clearwater from time to time during the term of this Agreement. Potlatch acknowledges that it has received a copy of such Standards as they exist on the date of this Agreement.

Notwithstanding anything to the contrary herein, Potlatch shall not attach to, install or otherwise incorporate into the Clearwater environment any equipment, software, product, infrastructure or other device without Clearwater’s prior written consent.

Potlatch and Clearwater shall each designate an individual to act as the authorized representative for all communications with respect to the Potlatch Technology Services.

EXHIBIT B

SERVICES TO BE RENDERED BY CLEARWATER

Accounts Payable Services

Clearwater will provide Potlatch and its subsidiaries accounts payable processing and accounting and travel and entertainment processing services at a cost of $17,500 per month.

Central Purchasing

Clearwater central purchasing personnel will provide bidding, negotiating and supply contract management services to Potlatch, including those related to maintenance, repair and operating supplies and travel agreements. These services will be provided for a cost of $7,000 per month.

Human Resources

Clearwater will provide Human Resource support and administration related to payroll and payroll processing services and random drug testing and outplacement programs.

These services will be provided at a cost of $13,000 per month.

Transportation Services

Clearwater will provide transportation services support to Potlatch related to transportation system maintenance and related technical areas, freight payment, rail shipping and lease car management, report generation, Sarbanes Oxley requirements, and backup support as necessary.

These services will be provided at a cost of $12,000 per month. These services and associated costs will be reviewed and adjusted as mutually agreed every three months.

Treasury-Related Services

Clearwater will provide certain treasury and credit related services to Potlatch, including;

•	General cash and debt management;

•	Establishing customer credit limits and monitoring of customer receivable balances;

•	Shared-service accounts receivable services;

•	Insurance coverage;

Other Treasury related services may be performed on an as needed basis.

These services will be provided at a cost of $11,000 per month.

Wood Products Accounting

Clearwater will provide accounting services to Potlatch for its St. Maries Lumber, St. Maries Plywood, St. Maries River Railroad, and Post Falls Particleboard mills. This will include month end accounting, operating statements and maintenance and reconciliations of general ledger accounts. These services will be provided at a cost of $12,000 per month.

In addition, Clearwater will provide invoicing support for Potlatch’s wood products division, including all invoicing functions and reporting. These services will be provided at a cost of $4,000 per month.

Corporate Accounting

Clearwater will provide certain corporate-level accounting services to Potlatch. These services will consist primarily of the preparation and review of journal entries and supporting information; fixed asset accounting; assistance with the preparation of information related to external financial reports, such as quarterly reports on Form 10-Q, the annual report on Form 10-K, and Form 5500 pension reports; and general training and advice during the transition period. These services will be provided at a cost of $11,000 per month.

Technology Services

Clearwater will provide the following technology services (the “Clearwater Technology Services”) in a manner that is consistent with the performance of such services in support of the Retained Business immediately prior to the Distribution Date.

Application Support: Clearwater shall provide technical support of the applications listed below (the “Potlatch Applications”) as necessary to maintain systems performance, functionality, and stability of these applications. Such support shall include assisting end users with questions about system functionality, data, and reporting and be provided at the costs set forth below. Clearwater personnel will also act as the liaison between Potlatch, Clearwater and software vendors or consultants with respect to the Potlatch Applications and equipment described below.

Name of Application	Service Fee
JD Edwards finance and accounting system	$ 8,500 per month
KRONOS – Time collection System	$ 3,500 per month
UltiPro – Payroll and Benefits system	$ 3,500 per month

iSeries Support: Clearwater shall be responsible for monitoring and managing the IBM iSeries midrange mainframe computer including but not limited to the hardware, operating systems, middleware, software and administrative tools necessary to support this system including backup and recovery equipment and associated software. Such services will be provided at a cost of $12,250 per month, which will later be reduced based on new equipment lease rates scheduled for April of 2009.

General Maintenance and Staff Support: Clearwater shall perform maintenance, software and firmware upgrades to the Potlatch Applications and technical infrastructure components as necessary to address security issues or upgrades required under maintenance agreements for the equipment and software described above. These services will be provided at a cost of $75 per hour.

Training and Documentation Support: Clearwater will provide training for the applications and equipment associated with the Clearwater Technology Services to the extent necessary to allow Potlatch to transition to a stand-alone technology infrastructure. These services will be provided at a cost of $75 per hour.

Help Desk Services: Clearwater shall be responsible for operating a primary help desk process that will coordinate user support functions among Clearwater personnel, Potlatch personnel and external suppliers (the “Help Desk”). The Help Desk will provide problem determination, resolution and/or tracking, as applicable, with respect to problems arising from, or relating to, the Potlatch Applications. The Help Desk will provide full services from 6 am. to 5:00 pm Pacific Time daily Monday through Friday, with on-call support after 5:00 pm and on weekends. These services will be provided at a cost of $2000 per month.

Implied Services: The parties understand and agree that the Clearwater Technology Services are being provided to maintain the technology infrastructure that supported the Retained Business in substantially the same manner as such infrastructure was maintained immediately prior to the Distribution Date to the extent necessary to allow Potlatch to transition to a stand-alone technology infrastructure that will support the Retained Business. To the extent the description of Services set forth in this Exhibit B does not address a particular circumstance or is otherwise unclear or ambiguous, the scope of the Clearwater Technology Services shall be interpreted and construed so as to give full effect to the above referenced service descriptions.

Additional Services: Potlatch may submit to Clearwater a written request for services not contemplated or described in this Exhibit B (the “Additional Clearwater IT Services”), together with specifications reasonably sufficient to allow Clearwater to determine the estimated cost and timeline for completing such additional services. To the extent that Clearwater, in its sole discretion and election, agrees to provide the Additional Clearwater IT Services, Clearwater will prepare and deliver to Potlatch, a written estimate of the cost of such service and the timing for completion. Potlatch shall notify Clearwater in writing if Potlatch desires to have Clearwater proceed with providing the Additional Clearwater IT Services. These services will be provided at a cost of $75 per hour.

If Clearwater, in its reasonable but sole discretion, determines that Clearwater requires the assistance of a third-party to perform any Additional Service, Clearwater shall engage such third-party and Potlatch shall pay the fees, costs and expenses charged by such third-party (including reasonable travel and living expenses).

Potlatch understands and agrees that in the course of performing services hereunder, Clearwater shall not use any Clearwater-licensed software on Potlatch’s behalf or for Potlatch’s benefit. Potlatch is solely responsible for acquiring licenses to the software applications listed in above. To the extent any approval, authorization or permission is required to grant Clearwater the rights necessary to perform the services described in this Exhibit B, Potlatch shall be solely responsible for securing such rights.

Notwithstanding the last sentence of Section 1(a) of the Agreement, Potlatch may elect to terminate the Clearwater Technology Services, in whole or in part, upon at least ninety (90) days’ prior written notice to Clearwater.

At all times during the term of this Agreement, Clearwater shall comply with Potlatch’s Corporate Security, Computer Security and Global Information Technology Standards (collectively, the “Standards”), as they may be amended or modified by Potlatch from time to time during the term of this Agreement. Clearwater acknowledges that it has received a copy of such Standards as they exist on the date of this Agreement.

Notwithstanding anything to the contrary herein, Clearwater shall not attach to, install or otherwise incorporate into the Potlatch environment any equipment, software, product, infrastructure or other device without Potlatch’s prior written consent.

Clearwater and Potlatch shall each designate an individual to act as the authorized representative for all communications with respect to the Clearwater Technology Services.